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                                                                    Exhibit 99.1



                                 [LOGO OMITTED]

                              FOR IMMEDIATE RELEASE

WORLD WRESTLING ENTERTAINMENT, INC. DECLARES QUARTERLY DIVIDEND

STAMFORD, CONN., JUNE 12, 2003 - World Wrestling Entertainment, Inc. (NYSE:WWE) announced today the initiation of a quarterly dividend. At its June 12, 2003 meeting, the Company's board of directors declared a $0.04 dividend on all Class A and Class B common shares. The record date for the dividend is June 27, 2003. The payment date will be July 10, 2003.

"WWE generates substantial cash flow and we have a strong balance sheet with very little debt. Given that we have the financial resources to fund our operating and growth needs, we feel it's good governance to distribute cash to our shareholders. The recent federal tax legislation was an important consideration in our decision to implement a dividend program," said Linda McMahon, CEO of WWE.

WORLD WRESTLING ENTERTAINMENT, INC. is an integrated media and entertainment company headquartered in Stamford, Conn., with offices in New York City, Los Angeles, Toronto, and London. Additional information on the company can be found at wwe.com and corporate.wwe.com.

Media Contact:  Gary Davis, 203-353-5066

Investor Contact: Bob Finkel, 203-352-8642


Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.